Exhibit 10.10
DATED September 7, 2022
Shopify International Limited
and
Kaz Nejatian

SERVICE AGREEMENT

THIS AGREEMENT, is made on September 7, 2022
BETWEEN
(1)Shopify International Limited of 2nd Floor, 1-2 Victoria Buildings, Haddington Road, D4, Ireland (the “Company”)
AND
(2)Kaz Nejatian of [***] (the “Executive”)
WITNESSETH as follows:
1Interpretation
1.1Definitions
In this Agreement unless the context otherwise requires or unless otherwise specified:
“Agreement” means this Service Agreement and any subsequent amendments thereto;
“Associated Undertaking” means any undertaking which from time to time is a subsidiary of the Company or is a holding company of the Company or a subsidiary of any such holding company (“holding company” and “subsidiary” having the meanings set out in section 7 and 8 of the Irish Companies Act 2014);
“Board” means the board of directors of the Company from time to time and includes any person or committee duly authorised by the board of directors to act on its behalf for the purposes of this Agreement;
“Business Day” means a day (other than a Saturday or Sunday) on which clearing banks are generally open for business in Ireland;
“Cause” means and shall be limited to, where in the reasonable opinion of the Company any one or more of the following events occurs: (i) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud (or such equivalent criminal offence under Irish law), or any conduct by the Executive that would reasonably be expected to result in material injury to the Company or any Associated Undertaking if he were retained in his position; (ii) conduct by the Executive constituting a material act of wilful misconduct in connection with the performance of his duties or his violation of policies of the Company or any Associated Undertaking (provided such policies have reasonably been made available to him); (iii) continued, wilful and deliberate non-performance by him of his duties for the Company or any Associated Undertaking and his failure to cure such condition within thirty (30) days of being provided written notice thereof; (iv) a breach by the Executive of any of the provisions contained in any confidentiality, assignment, and/or protective covenants he has entered into with the Company or any Associated Undertaking; or (v) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, alter being instructed by the Company or any Associated Undertaking to cooperate, or the wilful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the wilful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigations; [(vi) where the Executive is adjudicated bankrupt or commits any act of bankruptcy or makes any arrangement or composition with his creditors; (vii) where the Executive becomes of unsound mind or shall be or become a patient for the purposes of any mental health acts such that he is unable to perform his duties under this Agreement; (viii) where the Executive is absent or unable through illness or injury to discharge in full his duties hereunder for a consecutive period of 90 days or for an aggregate period of 180 days in any period of 12 consecutive months; (ix) where the Executive ceases to be a director of the Company or is prohibited or disqualified by law from holding any office in the Company, any Associated Undertaking or any other company; (x) where any of the warranties and representations in clause 2 (Representations and Warranties) are, in the reasonable opinion of the Board, materially inaccurate, untrue or misleading; or (xi) where the Executive acts in a manner which in the reasonable opinion of the Board brings the Company into disrepute or otherwise prejudices or is considered likely to prejudice the reputation of the Company];
“Commencement Date” means September 8, 2022;
“Confidential Information” is defined in the Intellectual Property Agreement executed on July 16, 2019;
“Employment” means the Executive’s employment under this Agreement or, where the context permits or requires, the duration of the Executive’s employment under this Agreement;
“Garden Leave” means any period during which the Company exercise its rights under clause 15;
"Garden Leave Payment" shall mean any Salary receivable by the Executive as per the terms of clause 15.3.1 of the Agreement;
"Good Reason" means the occurrence of one or more of the following actions undertaken by the Company without the Executive's prior written consent: (i) the material diminution in the nature or scope of his title, responsibilities, duties or authority; (ii) a material breach by the Company of this Agreement or any contract between the Executive and the Company or any Associated Undertaking concerning the terms and conditions of his employment; (iii) a material reduction in the Executive's Total Rewards value, provided, however, that Good Reason will not be deemed to have occurred in the event of a reduction in his Total Rewards value which is pursuant to a compensation reduction program affecting the CEO and all or substantially all other senior management employees of the Company or any Associated Undertaking and that does not adversely affect the Executive to a greater extent than other similarly situated employees; or (iv) a requirement that the Executive is no longer permitted to work from his home office. For "Good Reason" to exist, the Executive must provide the Company with written notice of the event giving rise to such claim for Good Reason within thirty (30) days after he learns of the occurrence of such event, and the Company has thirty (30) days which to rectify, address, and cure such concern. If the Company cures such occurrence, the resignation will not be for Good Reason. If the Company does not cure such occurrence, the Executive must resign within thirty (30) days after the expiry of the cure period for the resignation to be for Good Reason;
“Group” means the Company and all Associated Undertakings;
"Notice Pay" shall mean any Salary receivable by the Executive where he works any part of his notice period as provided for in clause 16.1;

“Person” means any individual person, firm, company, partnership, unincorporated association, joint venture or other legal entity;
"Severance Pay" means twelve months of the Executive's Salary (as defined in clause 8 of the Agreement and ignoring any reduction that would result in Good Reason), inclusive of (and not in addition to) any Notice Pay, Garden Leave Payment or PILON that the Executive is otherwise entitled to receive from the Company in accordance with clause 15.3.1, 16.1 and / or 16.2.2 of this Agreement, plus one additional week of Salary for each completed year of service, less applicable withholdings and deductions required by law; and any vested benefits that the Executive may have under any employment benefit plan through the date of termination; and
“Termination Date” means the date on which the Employment terminates irrespective of the cause or manner.
1.2Interpretation Generally
In this Agreement unless the context otherwise requires or unless otherwise specified:
1.2.1any reference to any statutory provision, or to any order or regulation shall be construed as a reference to that provision, order or regulation as extended, modified, replaced or re-enacted from time to time (whether before or after the date of this Agreement) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of this Agreement);
1.2.2words denoting any gender include all genders and words denoting the singular include the plural and vice versa;
1.2.3headings are for convenience only and shall not affect the construction or interpretation of this Agreement; and
1.2.4if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such day.
2Representations and Warranties
2.1The Executive acknowledges that in entering into the Agreement the Company has relied upon prior representations and warranties by the Executive in the following terms:
2.1.1in entering into this Agreement he is not and will not be in breach of any agreement with or obligations owed to any third party, including any current or previous employer;
2.1.2he is not currently and has never been disqualified to act as a director of a company within Ireland or elsewhere;
2.1.3the carrying out of his duties pursuant to this Agreement will not result in the disclosure or use by his of any confidential information or intellectual property of any other party, including any previous employer; and

2.1.4at the time of entering into the Agreement the Executive has the right to work in the Bahamas.
2.2The Executive shall indemnify the Company against all claims, liabilities, losses, costs and expenses which the Company may suffer or incur or which may be made against the Company arising out of, or in respect of, any breach of the warranties and representations in this clause 2.
3Appointment
3.1Basis of Employment
3.1.1The Company shall employ the Executive and the Executive shall serve the Company as Chief Operating Officer ("COO").
3.1.2The Employment shall begin on the Commencement Date. For the purposes of continuity of service, the Executive’s employment with the Company began on September 23, 2019.
4Duties
4.1Duties of Executive
The Executive shall comply with his statutory fiduciary and common law duties to the Company of which he will remain or become a director and any Associated Undertaking of which he may remain or become a director during the continuance of the Employment and, in particular, shall:
4.1.1undertake and perform such duties and exercise such powers, authorities and directions in relation to his position as COO of the Company and its business as the Board may from time to time at its sole discretion assign or delegate to or vest in him on such terms and subject to such conditions and restrictions as the Board may from time to time at its sole discretion determine or impose; and
4.1.2save where on authorised leave (for holiday or sickness or injury or other reason) and save as modified by the provisions of this Agreement or where the Executive is placed on Garden Leave or suspended, devote the whole of time, attention and ability during his agreed hours of work to the performance of his duties under this Agreement; and
4.1.3carry out his duties in a proper and efficient manner and use his best endeavours to maintain, and extend the business, and reputation of the Company and of any Associated Undertaking; and
4.1.4comply with all lawful resolutions, regulations and directions from time to time given to him by the Board and with all rules and regulations from time to time laid down by the Company concerning its executives which are not inconsistent with this Agreement; and
4.1.5report to the Board and at all times keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business and affairs of the Company and provide such explanations as the Board may require in connection therewith; and

4.1.6in pursuance of his duties hereunder (without further remuneration unless otherwise agreed in writing with the Board) perform such duties or services for any Associated Undertaking and accept and hold such offices or appointments in any Associated Undertaking for such period as the Board may from time to time require and in all cases carry out such duties and the duties attendant on any such office or appointment as if they were duties to be performed by the Executive on behalf of the Company; and
4.1.7carry out his duties and exercise his powers jointly with any other person or persons appointed by the Board to act jointly with him; and
4.1.8comply with all resolutions, regulations, policies, rules and directions from time to time laid down by the Company and / or any applicable regulatory authority and
4.1.9promptly disclose to the Board full details of any knowledge or suspicion he has that any employee or officer (including the Executive himself of the Company or any Associated Undertaking has or plans to commit any serious wrongdoing or serious breach of duty or other act which might materially damage the interests of the Company or any Associated Undertaking or plans to leave their employment or to join or establish a business in competition with the Company or any Associated Undertaking (including details of any steps taken to implement any such plan).
4.2Joint Appointment
The Board may from time to time and at any time appoint any other person or persons to act jointly or in conjunction with the Executive in the performance of his duties and powers hereunder and assign to any such person or persons duties and powers identical or similar to those undertaken or performed by the Executive hereunder.
5Exclusivity of Service
5.1Exclusive Employment
The Executive shall not during the course of the Employment (except as a representative of the Company) and subject to clause 5.2, undertake nor, directly or indirectly be engaged, concerned or interested in, nor make preparations to be engaged, concerned or interested in, any other Person or become an employee, officer, servant or agent of or consultant to any other Person.
5.2Nothing in this clause shall preclude the Executive:
5.2.1from holding, being interested in or acquiring (beneficially or otherwise), when aggregated with any such holding of his spouse and his children under the age of 18, up to 3% of any class of securities quoted or dealt in on a recognised investment exchange and up to 10% of any class of securities not so quoted or dealt by way of bona fide investment unless the Board shall require him not to do so in any particular case on the ground that such other company is a competitor of the Company or any Associated Undertaking and accordingly the Executive shall promptly inform the Board in writing of each and every holding or acquisition; or
5.2.2(if the Company shall at its absolute discretion so agree in writing) from being concerned or taking an interest in or assuming responsibilities to (in any capacity whatsoever including without limitation to the generality of the foregoing as a director, officer, servant, agent or consultant) any company (which is not a member of the Group) or Person provided always that:
(a)the business or activity of such Person is not in conflict and does not compete and is not likely to compete with the business of the Company or any Associated Undertaking; and
(b)the Executive’s interest in and responsibilities towards such Person do not interfere with the proper performance by the Executive of his duties under this Agreement.
6Directorships
6.1The Executive’s office as a director of any Group company is subject to the Articles of Association of the relevant company (as amended from time to time). If the provisions of this Agreement conflict with the provisions of the Articles of Association, the Articles of Association will prevail.
6.2The Executive must resign from any office held in any Group company if he is asked to do so by the Company without claim for compensation.
6.3If the Executive does not resign as an officer of a Group company, having been requested to do so in accordance with clause 6.2, the Company will be appointed as his attorney to effect his resignation. By entering into this Agreement, the Executive irrevocably appoints the Company as his attorney to act on his behalf to execute any document or do anything in his name necessary to effect his resignation. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 6.3, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.
6.4During the Employment the Executive will not do anything which could cause him to be disqualified from continuing to act as a director of any Group company.
6.5The Executive must not resign his office as a director of any Group company without the agreement of the Company.
7Place and Hours of Work
7.1The Executive’s normal place of work shall be at his residence at [***], or at such other place of business of the Company or any member of the Group as the Company shall reasonably require.
7.2The Executive shall be required and hereby agrees to domestic and international travel to such places and in such manner and on such occasions as the Company may from time to time require in pursuance of his duties hereunder.
7.3The agreed hours of work of the Executive shall be normal business hours and such other hours as may be required for the proper performance of his duties under this Agreement. The Executive hereby acknowledges that as he is responsible for determining the duration of his own working time, Part II of the Organisation of Working Time Act, 1997 shall not apply to the Employment. The Executive shall not be entitled to receive any additional remuneration for work outside normal business hours.

8Remuneration
8.1Shopify Rewards Wallet
8.1.1As an employee of Shopify Inc.’s affiliate, Shopify International Limited, the Executive will be eligible to participate in Shopify Inc.'s employment Rewards Wallet (the “Rewards Wallet”) which is governed by this clause 8 and the terms and conditions (the “Terms and Conditions”) attached to the copy of the Disclosure Notice provided to the Executive. As a condition of employment with the Company, the Executive is required to execute the Terms and Conditions together with this Agreement.
8.1.2The Executive's Total Rewards (as defined in the Terms and Conditions) value is $1,000,000 USD. In the interim period from the Commencement Date through to the end of the quarter in which the next Quarterly Election Period (as defined in the Terms and Conditions) occurs, the Executive will receive a Temporary Salary in accordance with clause 8.1.4.
8.1.3As per and subject to the Terms and Conditions, the Executive's full participation in the Rewards Wallet will commence in the Quarterly Election Period that immediately follows the Commencement Date subject to him not being on an Authorized Leave (as defined in the Terms and Conditions). In that Quarterly Election Period, the Executive will be permitted to make a Salary Allocation, an Option Allocation, and an RSU Allocation (each as defined in the Terms and Conditions, and collectively, the “Allocations”). The Terms and Conditions govern what happens if the Executive does not make an Allocation.
8.1.4In the interim period from the Commencement Date through to the end of the quarter in which the next Quarterly Election Period occurs, the Executive will be paid a salary by the Company in the annualized amount of $700,000 USD per annum (the “Temporary Salary”). The Temporary Salary will be paid in accordance with the Company's standard payroll practices.
8.1.5Effective on the first day of the quarter following the next Quarterly Election Period, the Temporary Salary will cease and the amount of the Salary Allocation (as adjusted by the Executive or by the Company from time to time, in accordance with the Terms and Conditions) will become the Executive's salary hereunder (the “Base Salary”). As used herein, the term “Salary” means the Temporary Salary or the Base Salary, as applicable.
8.1.6As per the Terms and Conditions, Shopify Inc. reserves the right to terminate or amend the Rewards Wallet and replace it with a different scheme to reward its and its affiliates’ employees. For the avoidance of doubt and in the event that the Executive becomes entitled to any restricted share units or stock options under the Rewards Wallet, the Executive agrees and acknowledges that any such entitlement is a matter entirely separate from the Employment and the terms and conditions of the Employment under this Agreement such that any such entitlement shall not form part of the Executive's remuneration under this Agreement.

8.1.7Annual Review
The Executive’s Total Rewards value as defined in this clause 8 shall be subject to regular review by the Board save where notice of termination of this Agreement has been served by either party. A change (if any) in Total Rewards value shall have effect as if specifically provided for as a term of this Agreement, and the Board shall not be under any obligation to make any increase in Total Rewards value.
8.1.8No Additional Fees Payable
The Executive shall not be entitled to any additional or separate fee for acting as a director of the Company or any Associated Undertaking or of any other company or unincorporated body in which he holds office as nominee or representative of the Company or any Associated Undertaking.
8.1.9Deductions
The Executive's remuneration shall be subject to the deduction of income tax (PAYE), pay related social insurance contributions (PRSI), universal social charge (USC) and such other deductions which the Company is obliged by law or requested by the Executive or entitled under this Agreement to make. The Company shall to the extent permitted by law be entitled to deduct from the Executive’s Salary or any other sum due to the Executive from time to time all sums owed by the Executive to the Company or any Associated Undertaking, and by his execution hereof, the Executive consents to the deduction of such sums. The Executive may, under Section 23 of the National Minimum Wage Act 2000, request a written statement of his average hourly rate of pay of any pay reference period.
9Expenses
9.1Reimbursement
The Company shall reimburse to the Executive all reasonable travelling, hotel, entertainment and other out of pocket expenses properly and wholly incurred by him in the performance of his duties up to such annual limit as may be determined by the Board, subject to the production of evidence of expenditure satisfactory to the Company within four weeks of expenses being incurred. Failure to submit expenses within such may result in non-payment.
9.2Credit or Charge Card
Where the Company issues a Company sponsored credit or charge card to the Executive he shall use such card only for expenses reimbursable under clause 9.1 above.
10Pension
The Company does not operate an occupational pension scheme. However, access is available to a Personal Retirement Savings Account (PRSA). This account is provided by Irish Life. The Executive has access to this account should he wish to make contributions. The Company will not make any contributions to the Executive’s PRSA.

11Insured Benefits
Subject to (and conditional upon) clauses 11.3 to 11.6, the Company shall provide the benefits to the Executive outlined in paragraph 11.1 and 11.2 below. The Executive will not be eligible to participate in the Company’s private medical insurance or life assurance schemes for Ireland or Canada.
11.1Expat Benefits
The Executive (and any eligible dependents) will participate in Shopify Inc.’s expat benefits program at the Company’s expense. Plan details will be provided separately. We reserve the right to modify our offering scheme.
11.2Business Travel Insurance
11.2.1The Company shall provide or pay all premiums due under a worldwide travel insurance scheme (either arranged by the Company or by the Executive) for the benefit of the Executive and the Executive’s spouse / civil partner / long term partner and dependent children.
11.3The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend any or all of the insurance schemes referred to in this clause (including the level of the Executive’s cover and that of the Executive’s family where applicable) at any time on reasonable notice and without compensation.
11.4The Executive’s entitlement to the insurance benefits in this clause shall cease on the Termination Date and the Executive shall not be entitled to claim any compensation for loss of such benefits as part of any claim for damages or compensation.
11.5All insured benefits in this clause 11 are subject to:
11.5.1the policy terms, conditions and rules of the relevant schemes, as amended from time to time; and
11.5.2the Executive and, if appropriate, the Executive’s spouse, civil partner, or long term partner and / or dependent children satisfying the normal underwriting requirements of the relevant insurance provider.
11.6The Executive’s entitlement to the insurance benefits in this clause shall cease on the Termination Date and the Executive shall not be entitled to claim any compensation for loss of such benefits as part of any claim for damages or compensation in relation to the termination of his employment, howsoever arising. Nothing in this Agreement shall prevent the Company from terminating the Executive's employment for any reason whatsoever even where the effect of termination is to prejudice, prevent or terminate an actual or prospective claim under any PHI scheme.
11.7In the event that the insurer of any insured benefit does not meet a claim made by the Executive (or on behalf of the Executive) or the Executive’s spouse, civil partner, long term partner or dependent children or on the Executive’s behalf, then the Executive will have no claim against the Company in respect of that insured benefit.
11.8For the purpose of this clause 11, “long term partner” means a person who, whilst not related to the Executive, has been in a committed relationship with the Executive for at least one year and who shares the Executive’s principal place of residence and intends to do so indefinitely.
12Annual Leave
12.1Amount of Annual Leave
The Executive shall be entitled to 20 days’ annual leave (in addition to statutory public holidays) in each holiday year to be taken at such time or times as the Board considers most convenient and otherwise in accordance with the Organisation of Working Time Act, 1997.
12.2Payment in Lieu of Accrued Leave
Annual leave entitlement shall be deemed to accrue on a pro rata basis and on the termination of this Agreement howsoever arising the Executive shall be entitled to pay in lieu of all accrued but unused annual leave entitlement up to and including the Termination Date only and shall be required to repay to the Company pay for annual leave taken in excess of entitlement. The basis of payment (and repayment) shall be 1/261 of Salary for each day in excess of/less than the accrued entitlement.
12.3Basis of Leave
12.3.1The Company’s holiday year commences on 1 January and ends on 31 December. The Executive must agree all annual leave in advance with the Board. Annual leave cannot be carried forward from one year to the next except in exceptional circumstances and with the express written consent of the Board. Salary in lieu of annual leave will not be paid by the Company, except on termination of the Employment. Not more than 10 days of annual leave may be taken at any one time, except in exceptional circumstances.
12.3.2In the event that notice of termination of the Employment is served by either party, the Company may require the Executive to take any outstanding holiday during his notice period.
13Incapacity
13.1Absence from Work
If the Executive is absent from work due to illness or injury or any unauthorised reason the Executive shall notify the Company as soon as possible on the first day of absence (any in any event no later than 9.30 am on the first day of absence) and, in the case of uncertain duration, the Executive shall keep the Company regularly informed of the reason for the Executive’s continued absence and the Executive’s likely date of return. If this incapacity continues for three or more consecutive days he shall submit a doctor’s certificate in a form satisfactory to the Company confirming his inability to attend work.
13.2Sick Pay Scheme
The Executive will participate in a sick pay scheme. Subject to the rules of the scheme as may be amended from time to time, if the Executive is absent from work due to illness or accident duly notified and certified in accordance with clause 13.1, after a five-day waiting period, the Company may continue to pay the Executive 66.7% of his Salary for a maximum aggregate period of seventeen (17) weeks in any consecutive fifty-two (52) week period. The payment of sick pay shall be subject to the Executive’s compliance with clause 13.4 of this Agreement and his adherence to any directions and/or advice issued to his by the medical practitioners nominated by the Company pursuant to clause 13.4.
13.3Social Welfare Benefits
The remuneration paid under clause 13.2 shall include any sick pay to which the Executive is entitled by law and shall be reduced by the amount of any social welfare or other benefits recoverable by the Executive whether or not recovered. The Executive shall notify the Company of any social welfare or other benefits recoverable by him.
13.4Medical Examinations
The Company may (at its expense) at any time whether or not the Executive is then incapacitated, require the Executive to submit to such medical examinations and tests by medical practitioners nominated by the Company at the expense of the Company and the Executive hereby submits to such medical examination and tests and hereby authorises such medical practitioners to disclose to, and discuss with, the Company and its medical advisers the results of such examinations and tests.
13.5Compensation Payments
In the event that the Executive is incapable of performing his duties by reason of injuries sustained wholly or partly as a result of actionable negligence nuisance or breach of any statutory duty on the part of any third party all payments made to the Executive by the Company under this clause 13 shall to the extent that compensation is recoverable from that third party constitute loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of employment) and shall be repaid when and to the extent that the Executive recovers compensation for loss of earnings from that third party by action or otherwise.
14Grievance and Disciplinary Matters
14.1A copy of the Company’s disciplinary, dismissal and grievance procedures are available from the Talent Business Partner (a copy of which is available on the Vault). These procedures do not form part of the Executive’s contract of employment.
14.2All grievances which the Executive may have in the first instance shall be referred to the Chairman of the Board. If not resolved, the matter shall be referred to the Board, whose decision shall be final.
15Garden Leave
15.1Following service of notice to terminate the Employment by either party under clause 16.1, or if the Executive resigns without giving due notice and the Company does not accept his resignation, the Company may, at its absolute discretion, require that the Executive does not attend the Company premises or have contact with other staff or clients of the Company for such period as the Company feels is reasonable.
15.2During Garden Leave, the Company shall not be obliged to provide any work for the Executive or to assign to or vest in the Executive any powers, duties or functions and may for all or part of such Garden Leave do any or all of the following:

15.2.1announce externally or internally or both that the Executive has given or been given notice of termination of the Employment or any office(s) and been placed on Garden Leave and (where applicable) that a substitute has been appointed;
15.2.2exclude the Executive from all or any premises of the Company or of any Associated Undertaking and require the Executive to carry out no duties;
15.2.3require the Executive to abstain from engaging in any contact (whether or not initiated by him) which concerns any of the business affairs of the Company or any Associated Undertaking with any customer, client, supplier, other business connection, employee, director, officer, consultant or agent of the Company or any associate of the Company without the prior written consent of the Board;
15.2.4save where absent due to agreed holidays or authorised absence for sickness or injury or other authorised leave, require the Executive to undertake at his home or at such place reasonably nominated by the Company such reasonable duties (which may differ from the Executive’s normal duties) as the Company may at its discretion assign and to provide any reasonable assistance requested by the Company;
15.2.5suspend or limit the Executive’s access to the Company’s computer, e-mail, telephone, voicemail or other communication systems or databases;
15.2.6exercise its rights under sub clause 16.5.
15.3During Garden Leave:
15.3.1the Executive shall continue to receive Salary and contractual benefits (excluding bonuses);
15.3.2the Company may require the Executive to take any outstanding holiday entitlement;
15.3.3the Executive shall provide such assistance as the Company may require to effect an orderly handover of his responsibilities to any individual or individuals appointed by the Company or any Associated Undertaking to take over his role or responsibilities;
15.3.4the Executive shall remain readily contactable and available for work. In the event that the Executive is not available for work having been requested by the Company to do so, the Executive shall, notwithstanding any other provision of this Agreement, forfeit any right to Salary and contractual benefits; and
15.3.5the Company may appoint another person to carry out his duties in substitution for the Executive.
15.4All duties of the Executive to the Company (whether express or implied), including without limitation his duties of fidelity, good faith and exclusive service, shall continue during Garden Leave save as expressly varied by this clause 15.
15.5The Executive agrees that the exercise by the Company of its rights pursuant to this clause 15 shall not entitle the Executive to claim that he has been constructively dismissed.

15.6The Executive shall have no eligibility for any bonus in respect of any period of Garden Leave and shall have no claim in respect of the effect (if any) which any such Garden Leave may have on his eligibility in respect of any other period.
16Duration and Termination
16.1Duration
If either party wishes to terminate the Employment, it should give to the other three months’ notice in writing in accordance. This does not preclude the Company from terminating the Employment without notice in certain circumstances.
16.2Payment in Lieu of Notice
16.2.1It is acknowledged by the Executive that the Company may, in its absolute discretion and without any obligation to do so, terminate the Employment forthwith at any time and with immediate effect by notifying the Executive that: (a) it is doing so; and (b) that it will make a payment in lieu of notice (“PILON”).
16.2.2If the Company exercises its right to terminate pursuant to this clause, the PILON will consist of Salary but not any other benefits. For the avoidance of doubt, any PILON will not include any element in relation to:
(a)any bonus or commission payments that might otherwise have been due to the Executive during the period for which PILON is made; and
(b)any payment in respect of benefits which the Executive would have been entitled to receive during the period for which PILON is made; and
(c)any payment in respect of any holiday entitlement that would have accrued during the period for which the PILON is made.
16.2.3The Company may pay any PILON in equal monthly instalments until the end of the period for which PILON is made.
16.2.4The PILON shall be subject to the deduction of income tax, PRSI, USC and such other deductions which the Company is obliged by law or requested by the Executive or entitled under this Agreement to make.
16.3Immediate Termination
The Employment may be terminated immediately without notice or PILON where the Executive is terminated for Cause.
16.4Severance Entitlements on Termination
16.4.1If the Executive is terminated by the Company without Cause or if he resigns for Good Reason solely as a result of, and within twelve months after, a Change in Control, as that term is defined in Shopify’s Long Term Incentive Plan and Stock Option Plan, Shopify Inc. will accelerate all of the Executive's Stock Options and RSUs ("Acceleration"), provided that to be eligible for Acceleration under this clause 16, the Executive executes a waiver and release in a form acceptable to the

Company which contains, among other terms, a full and final release of claims against Shopify Inc, the Company and any Associated Undertaking.
16.4.2In addition, if the Employment is terminated by the Company without Cause or if the Executive resigns for Good Reason, the Company will provide the Executive with Severance Pay, provided that the Executive executes a waiver and release in a form acceptable the Company which contains, among other terms, a full and final release of claims against Shopify Inc, the Company and any Associated Undertaking. The Executive agrees that except as set out in herein, and save as may be required by law, no further amounts will be payable to him in respect of the termination of his Employment without Cause or resignation for Good Reason. The Executive also agrees that regardless of the length of his employment with the Company, any change in his position or other terms of employment, this provision will continue to apply to him.
16.5Executive’s Obligations on Termination
On the Termination Date (for whatever reason and howsoever caused), or at the Company’s request following the Executive having been placed on Garden Leave pursuant to clause 15, the Executive shall promptly:
16.5.1resign from all offices held by him in the Company and any Associated Undertaking and from all other appointments or offices which he holds as nominee or representative of the Company or of any Associated Undertaking and do all such acts and things (if any) as may be necessary to make any such resignations effective; and
16.5.2deliver up to the Company (to whomever the Board specifies), without destruction, deletion or redaction of any data or images, and all original copies or extracts of:
(a)correspondence, documents (including list of customers), laptops, computer drives, computer disks, other computer equipment (including leads and cables), tapes, mobile telephones, BlackBerry wireless devices (or similar equipment), credit cards, security passes, keys, car provided by the Company (which is to be returned in good condition allowing for fair wear and tear) and other tangible items, which are in his possession or under his control and which belong to or are leased or hired by the Company or any of its Associated Undertakings; and
(b)correspondence and documents (including lists of customers) in his possession or under his control which contain or refer to any Confidential Information; and
(c)minutes of meetings and other papers of the Board and of any board of directors of any Associated Undertaking which are in his possession or under his control.
16.5.3having forwarded a copy to the Company, irretrievably delete any and all Confidential Information from any laptops, computer drives, computer disks, tapes mobile telephones, BlackBerry wireless devices (or similar equipment) or other re-

usable material in the Executive’s possession or under his control (but which do not belong to the Company or any of its Associated Undertakings).
The Executive shall produce such evidence of his compliance with sub-clauses 16.5.1, 16.5.2 and 16.5.3 as the Company may reasonably require.
16.6The termination of this Agreement shall not affect such of the provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.
16.7The Company shall upon termination pay to the Executive all accrued and unpaid remuneration, fees and expenses due under the terms of this Agreement, less any amounts owing by the Executive to the Company or to any Associated Undertaking.
16.8Suspension
16.8.1In order to investigate a complaint against the Executive of misconduct and to allow the Company to carry out whatever investigations it deems appropriate, the Company may suspend the Executive for a reasonable period on full pay and other contractual benefits (save as set out below) and may do any or all of the following:
(a)exclude the Executive from all or any premises of the Company or any Associated Undertaking; or
(b)require the Executive to abstain from engaging in any contact (whether or not initiated by him which concerns any of the business affairs of the Company or any Associated Undertaking with any customer, client, supplier, other business connection, employee, director, officer, consultant or agent of the Company or any Associated Undertaking; or
(c)require the Executive to deliver up to the Company (to whomever the Board specifies), without destruction, deletion or redaction of any data or images, any correspondence, documents, laptops, computer drives, computer disks and other computer equipment, tapes, mobile telephones, or BlackBerry wireless devices (or similar equipment) in his possession or under his control and which belong to the Company or any of its associates, and to provide to the Company full details of all then current passwords or other privacy or security measures used by the Executive in respect of any such equipment; or
(d)suspend or limit the Executive’s access to the Company’s computer, e-mail, telephone, voicemail and other communication systems or databases.
16.8.2During any period of suspension pursuant to clause 16.8.1 the Executive shall (for the avoidance of doubt) continue to be bound by the duties of fidelity and good faith, shall hold himself available during normal business hours (other than agreed holidays or authorised absence for sickness or injury or other authorised leave) to perform any duties that may be assigned to him (if any), and shall continue to comply with the terms of this Agreement including any instruction issued by the Company in the terms set out in sub clauses 16.8.1(a) to 16.8.1(d).

16.8.3The Executive shall have no eligibility for any bonus in respect of the period of any such suspension and shall have no claim in respect of the effect (if any) which any such suspension may have on his eligibility in respect of any other period.
16.9Termination on Reconstruction or Amalgamation
The Executive shall have no claim against the Company if before the termination of this Agreement the Employment is terminated by reason of liquidation of the Company for the purpose of reconstruction or amalgamation or as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation or for the transfer of the whole or part of the undertaking of the Company to any Associated Undertaking; and
16.9.1the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation or transfer; and
16.9.2on terms and conditions not less favourable than the terms of this Agreement.
17Confidentiality and Intellectual Property
17.1The terms and conditions of the Intellectual Property Agreement executed by the Executive on July 16, 2019, as may be amended or restated from time to time, will apply to his employment with the Company.
18Consent to Monitoring
The Executive acknowledges and agrees that the Company may monitor and/or record his use of office equipment, including but not limited to email and Internet, facsimile machines, photocopiers, telephone and mobile telephones, in order to ascertain compliance with the Company email and Internet policy and bullying and harassment policy, so as to prevent or determine, investigate or detect, the unauthorised use of the Company’s systems, ascertain or demonstrate standards which ought to be achieved and to ensure the effective operation of the systems.
19Data Protection
19.1The Company processes the Executive’s personal data in accordance with applicable data protection legislation and as outlined in the Company's Data Protection Policy and Employee Privacy Statement, as may be in force from time to time. The Executive agrees to comply with applicable data protection legislation and agrees to review and abide by the terms of the Company’s policy on Data Protection.
20Collective Agreements
There are no collective agreements which directly affect the Executive’s terms and conditions of employment.
21Waiver, Release and Remedies
21.1Waiver
21.1.1A waiver by the Company of any breach by the Executive of any of the terms, provisions or conditions of this Agreement or the acquiescence of the Company in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.
21.1.2No waiver by the Company or any Associated Undertaking of any term, provision or condition of this Agreement or of any breach by the Executive of any term, provision or condition of this Agreement shall be effective unless it is in writing (excluding e-mail) and signed by the Company.
21.2Additional to Rights and Remedies Elsewhere
Any remedy or right conferred upon the Company for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Agreement or otherwise provided for by law.
21.3Delay Not to Act as Waiver
No failure or delay by the Company in exercising any claim or right, under this Agreement shall operate as a waiver nor shall a single or partial exercise of any right or claim, preclude any further exercise thereof or exercise of any other right or claim.
21.4Associated Undertakings
The Company may enforce any provision of this Agreement which is expressly or implicitly intended to benefit an Associated Undertaking in its capacity as agent or trustee of said Associated Undertaking, such that the Company has the right (which it may waive in whole or in part and without the consent of or consultation with the relevant Associated Undertaking) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or settlement of such proceedings) but will not owe any duty or have any liability to any of Associated Undertaking in relation to such conduct.
22Notices
22.1Any notice or other communication whether required or permitted to be given in accordance with this sub-clause 22 shall be given in writing and shall be deemed to have been duly given if delivered by hand, transmitted by fax, or sent by prepaid registered post addressed to the party to whom such notice is to be given at the address set out for such party herein (or such other address as such party may from time to time designate in writing to the other party hereto in accordance with the provisions of this clause).
22.2In the absence of evidence of earlier receipt, any such notice shall take effect from the time that it is deemed to have been duly given, namely:
22.2.1if delivered by hand, at the time of delivery;
22.2.2if transmitted by fax, upon production of a transmission report from the machine from which the fax was sent which indicates that the fax was sent in its entirety to the fax number of the recipient; and

22.2.3if sent by prepaid registered post, forty eight hours after the same shall have been posted.
22.3The Executive undertakes to provide the Company, upon request, with an address in Ireland and/or a fax number for service of notices pursuant to this sub-clause 22.
23Miscellaneous
23.1Variation
No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.
23.2Counterparts
This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting one and the same instrument.
23.3Terms of Employment (Information) Act 1994
This Agreement shall form the statement of the Executive’s terms and conditions of employment in compliance with the provisions of the Terms of Employment (Information) Act 1994-2014, as amended from time to time.
23.4Whole Agreement
Each of the Executive and the Company (on behalf of itself and its Associated Undertakings) confirms that this Agreement contains the whole agreement between the parties hereto relating to the matters provided for in this Agreement and supersedes all previous agreements (if any) between such parties in respect of such matters and each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in this Agreement.
24Governing Law
This Agreement shall be governed by and construed in accordance with the laws of Ireland and the courts of Ireland shall have exclusive jurisdiction to deal with all disputes arising from or touching upon this Agreement.

This Agreement has been entered into on the date stated at the beginning of it.

Signed by	/s/ Kaz Nejatian
Kaz Nejatian

in the presence of: [***]
Witness [***]
Address [***]

[***]
Occupation

Signed by

[***]

duly authorised for and on behalf of

SHOPIFY INTERNATIONAL LIMITED

151 O'CONNOR ST. OTTAWA, ONTARIO K2P 2L8 T 1.613.241.2828 F 1.877.350.0829 WWW.SHOPIFY.COM
September 7, 2022
Dear Kaz,
As a result of your promotion to Chief Operating Officer effective September 8, 2022 (the “Effective Date”), we are offering you the following:
1.Executive Equity Grant Outside of the Rewards Wallet: Subject to Board approval, you will be eligible to receive equity with a grant date value of $16,300,000 USD (the “Executive Equity Grant”), with such equity value split equally between Stock Options and Restricted Share Units ("RSUs") at the time of grant. The Stock Options and RSUs will be governed by, and will vest in accordance with, the terms and conditions contained in the applicable grant agreement(s) as well Shopify Inc.'s Long Term Incentive Plan, amended and restated as of May 26, 2021 (the “LTIP"), and the Shopify Inc. Stock Option Plan amended and restated as of May 26, 2021 (the "Stock Option Plan"), each as may be amended by Shopify Inc. in its sole discretion from time to time; provided, however, that the Executive Equity Grant shall vest as follows: 50% will vest on the first anniversary of the date of grant, 35% in equal quarterly installments in year two, 15% in equal quarterly installments in year three, subject to your Active Employment (as deﬁned in the LTIP and the Stock Option Plan) on each such vesting date. As a condition of receiving the Executive Equity Grant, you will be required to electronically accept the grant and in doing so you will be representing that you have read the grant agreements, the LTIP and the Stock Option Plan and agree to their terms.
2.Additional Equity Grant. Upon your acceptance of the Terms and Conditions, and subject to Board approval, you are eligible to be granted RSUs with an aggregate annualized Market Value as at the date(s) of grant of $300,000 USD, pro-rated for the period from the Eﬀective Date through to the end of the quarter in which the next Quarterly Election Period (as deﬁned in the Terms and Conditions) occurs. The RSUs will be granted and will vest in full by no later than the end of the quarter in which the next Quarterly Election Period occurs. The grant of RSUs will be governed by the Terms and Conditions, the LTIP and the RSU grant agreement which you will be required to accept as a condition of receiving the RSU grant. Should you decline to make a Salary Allocation, an Option Allocation, and/or an RSU Allocation (each as deﬁned in the Terms and

151 O'CONNOR ST. OTTAWA, ONTARIO K2P 2L8 T 1.613.241.2828 F 1.877.350.0829 WWW.SHOPIFY.COM
Conditions) in the Quarterly Election Period that follows the Eﬀective Date, you will be deemed to have elected: (i) a Salary Allocation equal to your Temporary Salary (as deﬁned in your employment agreement with Shopify International Limited dated September 8, 2022 (the “Employment Agreement”)), and (ii) an RSU Allocation with the aggregate annualized Market Value (as deﬁned in the LTIP) of the Additional Equity Grant.
3.Treatment of the Executive Equity Grant and Additional Equity Grant: The Executive Equity Grant and the Additional Equity Grant shall not be subject to forfeiture in any Quarterly Election Period.
4.Amendments: As per the Terms and Conditions, Shopify reserves the right to terminate or amend the Rewards Wallet and replace it with a diﬀerent scheme to reward its employees.
Except as modiﬁed by this letter, the terms and conditions of your Employment Agreement continue to apply to you in your employment with Shopify International Limited.
Shopify Inc.
Per: Tobias Lütke, CEO
/s/ Tobias Lütke

151 O'CONNOR ST. OTTAWA, ONTARIO K2P 2L8 T 1.613.241.2828 F 1.877.350.0829 WWW.SHOPIFY.COM
I have read, understood and agree with the foregoing. I have had a reasonable opportunity to consider this letter and the Disclosure Notice and the matters set out therein. I accept the terms and conditions set out in this letter.

/s/ Kaz Nejatian	09/07/2022

Kaz Nejatian	Date